Exhibit 99.1

SM&A ELECTS CATHY MCCARTHY PRESIDENT  & CEO

Board of Directors Appoints Cathy McCarthy President  & CEO Replacing Cynthia Davis

Company Expects Second Quarter Revenue to Set Corporate Record and Exceed $25 Million

NEWPORT BEACH, CA/JULY 19, 2007—SM&A (Nasdaq: WINS), the world’s leading provider of business strategy and proposal development services that enhance clients’ ability to win competitive procurements, and a leading provider of program management services, today announced that its Board of Directors has entered into a multi-year agreement with Cathy McCarthy, 60, under which Ms. McCarthy becomes President & CEO of SM&A effective immediately.  Ms. McCarthy’s appointment follows Cynthia A. Davis’ resignation from the Company as well as its Board of Directors, which was accepted late yesterday.  Ms. Davis had served as CEO since April 2007.  Ms. McCarthy was previously President and Chief Operating Officer of the Company.

The Company also reported today that revenue for the second quarter ended June 30, 2007 is expected to set an all time record for any quarterly period and exceed $25 million.  SM&A will report final results for the second quarter of 2007 on August 6 after market close.

The Board is delighted that Ms. McCarthy accepted the offer to continue her career at SM&A.  During the past 18 months, as president and chief operating officer, Ms. McCarthy and her team led a turnaround of the Company’s operations that has resulted in record growth during the first half of 2007.  The Company appreciates Ms. Davis’ contribution during her tenure.

Safe Harbor Statement

The statements in this news release that refer to executive start dates as well as general comments on the future financial potential of the Company are forward-looking statements that involve a number of risks and uncertainties.  Any one or number of factors could cause actual results to differ materially from expectations, and could include: inability to start on the expected dates due to illness, injury or other change in personal situation; shift in demand for SM&A’s Competition Management and Program Services; fluctuations in the size, timing, and duration of client engagements; delays, cancellations, or shifts in emphasis for competitive procurement activities; declines in future defense, information technology, homeland security, new systems, and research and development expenditures, and other risk factors listed in SM&A’s SEC reports, including the report on Form 10-K for the year ended December 31, 2006.  Actual results may differ materially from those expressed or implied.  The Company expressly does not undertake a duty to update forward-looking statements.

About SM&A

SM&A is the world’s foremost management consulting firm providing leadership and mentoring solutions to PLAN for business capture, WIN competitive procurements and profitably PERFORM on the projects and programs won.  Our proven processes, people and tools have delivered significant top-line and bottom-line growth across markets, products and services.  From the largest aerospace and defense contractors, through the major software providers, to healthcare and financial/audit service providers, SM&A is the partner many companies turn to WHEN THEY MUST WIN.